Exhibit 7.01

JOINT FILING AGREEMENT

     The undersigned acknowledge and agree that the foregoing Statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of this 7th day of March, 2005.

/s/ Sidney R. Knafel
Sidney R. Knafel

/s/ Andrew G. Knafel
Andrew G. Knafel, as Trustee under
Trust F/B/O Andrew G. Knafel dated September 13, 1978
Trust F/B/O Douglas R. Knafel dated September 13, 1978
Trust F/B/O Andrew G. & Douglas R. Knafel
dated July 16, 1976
Trust F/B/O Douglas R. Knafel dated November 6, 1983

/s/ Michael S. Willner
Michael S. Willner

/s/ James S. Marcus
James S. Marcus

/s/ Thomas L. Kempner
Thomas L. Kempner

/s/ Andrew G. Knafel
Andrew G. Knafel